January 30, 2023

The Marsico Investment Fund

1200 17th Street

Suite 1700

Denver, Colorado 80202

Re:	Marsico Investment Fund

Ladies and Gentlemen:

We have acted as counsel for The Marsico Investment Fund (“Registrant”), a statutory trust organized and existing under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 56 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-36975 and 811-22534) (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of the Trust, under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended.

In rendering the opinion set forth below, we have examined and relied upon such governmental and corporate certificates and records as we deemed necessary or appropriate to render this opinion, including the Registrant’s Trust Instrument and its Bylaws, each as amended to date and, the Registration Statement.

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Registrant and such agreements, certificates of public officials, certificates of officers or representatives of the Registrant and others, and such other agreements, documents, instruments, certificates and records, and such matters of law, and we have made such inquiries of officers and representatives of the Registrant, as we have deemed relevant, appropriate or necessary as a basis for the opinion set forth herein.

In rendering the opinion expressed below, we have assumed: (i) the legal capacity of all natural persons signing all documents and that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine; (ii) that all documents submitted to us as originals or duplicate originals are authentic; and (iii) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents.

As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied as we have deemed relevant, appropriate or necessary upon oral or written statements and representations of officers and other representatives of the Registrant and others.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Delaware Statutory Trust Act. We express no opinion with respect to the laws of any other state, jurisdiction, or political subdivision.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registrant’s Registration Statement to be dated on or about January 31, 2023, and in any revised or amended versions thereof. In giving such consent, however, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP